PRESS RELEASE
                            For Immediate Release

Date:      October 17, 2006
Contact:   Bruce W. Teeters, Sr. Vice President
Phone:    (386) 274-2202
Facsimile:(386) 274-1223

             CONSOLIDATED TOMOKA ANNOUNCES THIRD QUARTER EARNINGS

       DAYTONA BEACH FLORIDA - Consolidated-Tomoka Land Co. (AMEX CTO) announced today net income of $2,436,415 or $.43 per basic share and earnings before depreciation, amortization and deferred taxes (EBDDT) of $5,180,031 or $.91 per share for the quarter ended September 30, 2006. The comparable numbers for the third quarter 2005 were net income of $2,688,847 or $.47 per basic share and EBDDT of $2,734,245 or $.49 per share. For the nine months ended September 30, 2006, net income totaled $8,409,179 or $1.48 per basic share, compared with net income of $12,622,406 or $2.23 per basic share in 2005. EBDDT totaled $13,490,058 or $2.37 per share in 2006's first nine months, compared with $16,107,728 or $2.85 per share in 2005 for the same period.

       EBDDT is being provided to reflect the impact of the Company's business strategy of investing in income properties. This strategy generates significant amounts of depreciation and deferred taxes.
The Company beleives EBDDT is useful, along with net income, to understanding the Company's operating results.

       William H. McMunn, president and chief executive officer, stated, "Land sales, income properties, and golf operations all experienced improved revenues and operating results in the third quarter compared with last year's same quarter. Third quarter net income was lower compared with last year's same period primarily due to the impact of significantly reduced stock option expense accruals recorded in 2005. The Company has a backlog of sales contracts scheduled to close during the fourth quarter."

      Consolidated-Tomoka Land Co. is a Florida-based Company primarily engaged in the real estate industry. Real estate operations include investment in and development of land holdings in the Daytona Beach area and the management of income properties strategically located in rapid-growth areas in Florida and the Southeast. Visit our website at www.consolidatedtomoka.com
















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"Safe Harbor"

      Certain statements contained in this press release
(other than statements of historical fact) are forward-looking statements. The words "believe," "estimate," "expect," "intend," "anticipate," "will," "could," "may," "should," "plan," "potential,""predict," "forecast,""project,"and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. Forward-looking statements are made based upon management's expectations and beliefs concerning future developments and their potential effect upon the Company. There can be no assurance that future developments will be in accordance with management's expectations or that the effect of future developments on the Company will be those anticipated by management

      The Company wishes to caution readers that the assumptions which form the basis for forward-looking statements with respect to or that may impact earnings for the year ended December 31, 2006, and thereafter include many factors that are beyond the Company's ability to control or estimate precisely. These risks and uncertainties include, but are not limited to, the strength of the real estate market in the City of Daytona Beach in Volusia
County, Florida; the ability to successfully execute acquisition or development strategies; any loss of key management personnel; changes in local, regional and national economic conditions affecting the real estate development business and income properties; the impact of environmental and land use regulations; the impact of competitive real estate activity; variability in quarterly results due to the unpredictable timing of land sales;
the loss of any major income property tenants; and the availability of capital. Additional information concerning these and other factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company's Securities and Exchange Commission filings, including, but not limited to, the Company's Annual
Report on Form 10-K. Copies of each filing may be obtained from the Company or the SEC.

      While the Company periodically reassesses material trends and uncertainties affecting its results of operations and financial condition, the Company does not intend to review or revise any particular forward-looking statement referenced herein in light of future events.

      Disclosures in this press release regarding the Company's first quarter financial results are preliminary and are subject to change in connection with the Company's preparation and filing of its Form 10-Q for the quarter ended
September 30, 2006. The financial information in this release reflects the Company's preliminary results subject to completion of the quarterly review process. The final results for the quarter may differ from the preliminary results discussed above due to factors that include, but are not limited to, risks associated with final review of the results and preparation of financial statements.

      This release refers to certain non-GAAP financial measures. As required by the SEC,the Company has provided a reconciliation of these measures to the most directly comparable GAAP measures with this release. Non-GAAP measures as the Company has calculated them may not be comparable to similarly titled measures reported by other companies.


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